UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a party other than the Registrant ☐

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MeridianLink, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022
Notice of Annual Meeting of Stockholders
and Proxy Statement

NOTICE OF 2022 ANNUAL
MEETING OF STOCKHOLDERS
DATE & TIME
Thursday, June 9, 2022
10:00 a.m., Pacific Time

LOCATION
Via Webcast @
www.virtualshareholdermeeting.com/MLNK2022

RECORD DATE
April 13, 2022
ITEMS OF BUSINESS
01    To elect three Class I directors
02    To ratify the appointment of BDO USA, LLP as MeridianLink’s independent registered public accounting firm for the fiscal year ending December 31, 2022
03    To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof

HOW TO VOTE

Internet:	Telephone:	Mail:	During the Meeting:
www.proxyvote.com	1-800-690-6903 or the number on your voting instruction form	Mark, sign, date, and return your proxy card	See page 30 for details to vote during the meeting @ www.virtualshareholder meeting.com/MLNK2022

Your vote is important to us. You are invited to attend the 2022 Annual Meeting of Stockholders, or the Annual Meeting. Whether or not you expect to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in this proxy statement. For specific instructions on how to vote, please refer to the Notice of Internet Availability you received in the mail, the section titled “Voting Information” beginning on page 31 of this proxy statement, or, if you requested to receive printed proxy materials, your enclosed proxy card or voter instruction form.

The Annual Meeting will be held entirely in virtual format. While you will not be able to attend the meeting at a physical location, we have endeavored to offer stockholders the same rights and opportunities to participate as they would in-person. You will be able to attend the meeting online, vote your shares electronically, and submit questions during the virtual meeting.

To attend, vote, and submit questions during the meeting, visit www.virtualshareholdermeeting.com/MLNK2022 and enter the 16-digit control number included on your Notice of Internet Availability, proxy card, or voting instruction form. For additional information, see “Participating in the Annual Meeting” beginning on page 30.

The Notice of Internet Availability containing instructions on how to access this proxy statement and form of proxy card were first mailed on or about April 27, 2022.

By order of the Board of Directors,

Nicolaas Vlok Chief Executive Officer	April 27, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2022:
This notice of annual meeting, proxy statement, and annual report on Form 10-K for the year ended December 31, 2021, are available at www.proxyvote.com or on the Securities and Exchange Commission’s, or SEC’s, website at www.sec.gov.

In this proxy statement, the terms “MeridianLink,” “we,” “us,” and “our” refer to MeridianLink, Inc.

We are an “emerging growth company” under applicable federal securities laws and, therefore, permitted to conform with certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, which occurred in July 2021; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

ITEMS OF BUSINESS AND VOTING RECOMMENDATION

Proposal No. 1	Election of Directors	☑

The board of directors recommends that stockholders vote FOR the election of each of the following three nominees as Class I directors until the annual meeting of stockholders in 2025:
Tim Nguyen
A.J. Rohde
Nicolaas Vlok

Proposal No. 2	Ratification of the Appointment of the Independent Registered Public Accounting Firm	☑

The board of directors recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

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CORPORATE GOVERNANCE
We continue to develop and evolve, and our board of directors continues to support and oversee, our governance framework to align with the priorities and interests of our various stakeholders. Our corporate governance highlights include:

•Independent chair of the board of directors
•Majority independent board of directors
•Annual board and committee performance assessment
•Board-level oversight of environmental, social, and governance matters
•Dedicated oversight of cybersecurity
•Prohibition on hedging, pledging, and short sales
•Active stockholder engagement

Board of Directors and Committees
Role of the Board:
Our board of directors acts on behalf of our stockholders and oversees MeridianLink’s business and affairs. To satisfy their duties, directors are expected to, among other things, participate in board and committee meetings, review provided materials, interact with the chief executive officer and members of management, engage with outside experts when appropriate, and assess the feedback of MeridianLink stockholders.

Board Leadership:
Our board of directors is responsible for selecting the appropriate leadership structure and, specifically, appointing the chair of our board and our chief executive officer. In making such determinations, the board of directors considers the interests of our stockholders and the current needs of the business. Currently, the board of directors has separated the two roles, with a non-employee director, Paul Zuber, serving as chair of our board of directors. Our board of directors believes that its current leadership structure recognizes the significant commitment to each role and effectively allocates authority, responsibility, and oversight between the non-employee directors and management.

Board Independence:
Our board of directors has undertaken a review of the independence of each director and periodically evaluates all relationships between MeridianLink and each non-employee director for the purposes of determining whether a material relationship exists that might represent a potential conflict of interest or otherwise interfere with the director’s ability to satisfy their responsibilities as a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange, or NYSE. In making such determinations, the board of directors observes NYSE and SEC independence criteria and considers all relevant facts and circumstances. As a result of its review, the board of directors has determined that none of our directors, other than Mr. Nguyen and Mr. Vlok, who are also our officers, has a material relationship with us and, as a result, such directors are independent.

Controlled Company Status and Certain Stockholder Rights:
Thoma Bravo UGP, LLC and its affiliated entities, or Thoma Bravo, currently own a majority of the voting power of our outstanding common stock. The NYSE defines a controlled company as a company of which more than 50% of the voting power is held by an individual, a group, or another company. As a result, we are a controlled company within the meaning of NYSE rules.

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A controlled company may elect not to comply with certain NYSE governance requirements, such as requiring (1) a majority of the board of directors to consist of independent directors as defined under the rules of the NYSE; (2) an entirely independent nominating and corporate governance committee with a written committee charter; and (3) an entirely independent compensation committee with a written committee charter. We have and, for so long as we remain a controlled company, expect to continue to use some or all of these exemptions. Currently, we rely on the exemption from the requirement for a fully independent compensation committee.

Thoma Bravo would have sufficient voting power to determine the outcome of all matters requiring stockholder approval, including, but not limited to, the composition of our board of directors and amending our certificate of incorporation and bylaws. Further, pursuant to our certificate of incorporation and bylaws, for so long as Thoma Bravo beneficially owns 30% or more of our outstanding shares of common stock, Thoma Bravo will have the right to designate a majority of our board of directors. Accordingly, other stockholders may not have the same protections afforded to those of companies that are subject to all of the NYSE governance requirements.

Board Structure:
We currently have nine directors, including seven independent directors. Upon receipt of stockholder approval with respect to Proposal No. 1 – Election of Directors, our board of directors will remain at nine with seven non-employee, independent directors.

In accordance with our certificate of incorporation, our board of directors is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders following the initial classification, directors will be elected to succeed the class of directors whose terms have expired. Our current directors are divided as follows:
•Class I directors include Timothy Nguyen, A.J. Rohde, and Nicolaas Vlok, whose terms expire at the Annual Meeting.
•Class II directors include James Lines, Pam Murphy, Reema Poddar, and Yael Zheng, whose terms expire at the annual meeting of stockholders to be held in 2023.
•Class III directors include A.J. Jangalapalli and Paul Zuber, whose terms expire at the annual meeting of stockholders to be held in 2024.

Meetings and Attendance:
During 2021, our board of directors met eight times, the audit committee met eight times, the compensation committee met one time, the cybersecurity committee met four times, and our nominating and corporate governance committee met two times. Each director attended at least 75% of the aggregate meetings of the board of directors and their respective regular committees. Directors are encouraged to attend our annual meeting of stockholders. The Annual Meeting is our first annual meeting of stockholders as a public company.

Board Committees:
Our board of directors presently has four regular committees, consisting of the audit committee, compensation committee, cybersecurity committee, and nominating and corporate governance committee. All of our committees, except the audit and compensation committees, were established at various times during 2021 in preparation for our initial public offering, or IPO. The charters for each of these committees and our corporate governance guidelines are available in the “Governance” section of our investor relations website at ir.meridianlink.com. Below information reflects current composition of each committee, unless otherwise indicated.

AUDIT COMMITTEE	2021 Meetings: 8
Members: A.J. Jangalapalli James Lines, Chair Pam Murphy

The audit committee primarily assists the board of directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications, independence, and performance; and (4) the
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performance of our internal audit department, if any. In addition, the audit committee’s responsibilities include, among others:
•preparing the report required for inclusion in this proxy statement;
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions; and
•approving or, as required, pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Financial Expertise and Independence. Our board of directors has determined that each current committee member has met the independence criteria established by the SEC and the NYSE, except for Mr. Jangalapalli, who is not independent for audit committee purposes. We currently rely on the transition period for audit committee independence requirements as permitted by SEC and NYSE rules, and we anticipate Mr. Jangalapalli will serve until an additional independent director is appointed to the audit committee in order to comply with NYSE committee size requirements. Each current committee member is financially literate within the meaning of the NYSE listing standards, and the board of directors has identified, based on professional qualifications and experience, Mr. Lines as an audit committee financial expert under applicable SEC rules.

The Audit Committee Report is set forth beginning on page 24 of this proxy statement.

COMPENSATION COMMITTEE	2021 Meetings: 1
Members: A.J. Rohde Paul Zuber, Chair

The compensation committee primarily assists the board in matters relating to: director and executive officer compensation; oversight of our overall compensation structure, policies, and programs; and review of our processes and procedures for the consideration and determination of director and executive officer compensation. In addition, the compensation committee’s responsibilities include, among others:
•reviewing and approving the corporate goals and objectives relating to executive officer compensation, including any long-term incentive components of our compensation programs;
•evaluating the performance of our executive officers in light of the goals and objectives of our compensation programs and recommending compensation to the board of directors based on such evaluation;
•reviewing and approving, subject, if applicable, to stockholder approval, our compensation programs;
•reviewing the operation and efficacy of our executive compensation programs in light of their goals and objectives;
•reviewing and assessing risks arising from our compensation programs;
•reviewing and recommending to the board of directors the appropriate structure and amount of compensation for our directors;
•reviewing and approving, subject, if applicable, to stockholder approval, material changes in our employee benefit plans; and
•establishing and periodically reviewing policies for the administration of our equity compensation plans.

Independence. Our board of directors has determined that each current committee member has met the non-employee director requirements as defined by Rule 16b-3 under the Exchange Act. Due to our status as a controlled company as defined by NYSE Rule 303A.00, under NYSE rules, we are not required to meet the requirement to have an entirely independent compensation committee. We currently rely on this exemption, as Mr. Rhode has not been deemed to be independent pursuant to the NYSE compensation committee rules.

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Compensation Committee Interlocks and Insider Participation. Messrs. Rohde and Zuber comprised our compensation committee during 2021. No member of the compensation committee is or was an officer or employee of MeridianLink, and no member of the compensation committee had a relationship during 2021 that must be described under the SEC rules relating to disclosure of transactions with related persons. In 2021, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our board of directors or our compensation committee.

CYBERSECURITY COMMITTEE	2021 Meetings: 4
Members: A.J. Jangalapalli Reema Poddar, Chair Paul Zuber

The cybersecurity committee primarily assists the board in matters relating to: oversight of our policies, plans, and programs relating to cybersecurity and data protection risks associated with its products, services, and business operations; and feedback on cybersecurity related matters, not limited to strategies, objectives, capabilities, initiatives, and policies. In addition, the cybersecurity committee’s responsibilities include, among others, reviewing and advising on:
•the effectiveness of our cybersecurity programs and our practices for identifying, assessing, and mitigating cybersecurity risks across our products, services, and business operations;
•our controls, policies, and guidelines to prevent, detect, and respond to cyber attacks or data breaches involving our products, services, and business operations;
•our security strategy and technology planning processes;
•the safeguards used to protect the confidentiality, integrity, availability, and resiliency of our products, services, and business operations;
•our cyber crisis preparedness, security breach and incident response plans, communication plans, and disaster recovery and business continuity capabilities;
•our compliance with applicable information security and data protection laws and industry standards; and
•our cybersecurity budget, investments, training, and staffing levels to ensure they are sufficient to sustain and advance successful cybersecurity and industry compliance programs.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	2021 Meetings: 2
Members: A.J. Rohde Yael Zheng Paul Zuber, Chair

The nominating and corporate governance committee primarily assists the board in matters relating to: (1) identification of director candidates, consistent with criteria approved by the board; (2) recommendation of director nominees for election at each annual meeting of stockholders; (3) development and periodic review of, and recommendations to the board of directors regarding, our corporate governance guidelines; (4) oversight of an annual evaluation of the board, its committees, and management; and (5) oversight of our environmental, social, and corporate governance, or ESG, strategies, policies, guidelines, and practices. In addition, the nominating and corporate governance committee’s responsibilities include, among others:
•recommending to the board of directors criteria for board and committee membership;
•establishing a process for identifying and evaluating director nominees;
•recommending to the board of directors the composition and chairs of the board committees; and
•reviewing and discussing with the board of directors the corporate succession plan for the chief executive officer and other key officers.

Independence. Though we are not required to meet the nominating and corporate governance committee independence requirements under NYSE rules due to our controlled company status, we do not currently rely on this exemption. Our board of directors has determined that each current committee member has met the independence criteria established by the NYSE.

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Director Selection and Nomination:
Stockholder Recommendations and Nominations. Our nominating and corporate governance committee established policies and procedures regarding the submission and consideration of director candidates by stockholders. Such policies and procedures can be found as an exhibit to our nominating and corporate governance committee’s charter.

The nominating and corporate governance committee will consider candidates properly recommended by stockholders owning at least three percent of our common stock continuously for at least 24 months prior to the recommendation date in the same manner as candidates recommended to the committee from other sources. Such recommendations must be submitted in writing to our Corporate Secretary as set forth below and include, among other items, specified information about the recommending stockholder and the biographical information and qualifications of the recommended director candidate. Any properly submitted recommendations from stockholders will be evaluated in the same manner as candidates recommended to the nominating and corporate governance committee from other sources.

In addition, under our bylaws, if a stockholder wishes to nominate a director candidate for consideration at the 2023 annual meeting of stockholders, we must receive proper written notice no earlier than the close of business on February 9, 2023, and no later than the close of business on March 11, 2023, and must otherwise comply with the requirements of our bylaws.

Recommendations and nominations should be addressed to the attention of our Corporate Secretary at MeridianLink, Inc., 3560 Hyland Avenue, Suite 200, Costa Mesa, California 92626 and with a copy via email to InvestorRelations@meridianlink.com.

Director Selection and Criteria. Our nominating and corporate governance committee is responsible for identifying director candidates consistent with criteria approved by our board of directors. The nominating and corporate governance committee identifies and evaluates candidates pursuant to established policies and procedures. The committee may solicit recommendations from current directors, executive officers, third-party search firms, or other appropriate sources. In 2021, we engaged a third-party search firm to assist in identifying and evaluating potential director candidates. Evaluation of candidates for recommendation for initial election or for re-election follows the same considerations. In its evaluation, the nominating and corporate governance committee considers numerous factors, including the current size, composition, and needs of the board and committees as well as a candidate’s character, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, tenure, company and industry knowledge, conflicts, and other commitments.

The following qualifications must be satisfied by any nominee for a position on the board:
•high standards of personal and professional ethics and integrity;
•proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;
•skills that are complementary to those of members of the existing board:
•the ability to assist and support management and make significant contributions to our success; and
•an understanding of the fiduciary responsibilities required of a director and a commitment to devote the time and energy necessary to perform those responsibilities.

Upon identification of qualified director candidates, the nominating and corporate governance committee then recommends to the board of directors director nominees for election.

Annual Board and Committee Performance Assessment:
The nominating and corporate governance committee oversees our annual board and committee performance assessment process. In its inaugural year, the nominating and corporate governance committee selected an outside firm to facilitate and report the results of the board and committee performance assessment. Each director was asked, on an anonymous, unattributed basis, to provide qualitative and quantitative feedback regarding the board’s performance and board effectiveness. The assessment spanned various areas, not limited to each committee’s performance and board alignment, responsibilities, strategy, culture, composition, and leadership.

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Board’s Role in Risk Oversight:
Our board of directors, as a whole and through its committees, maintains responsibility for the oversight of risk management. Oversight responsibilities are primarily conducted through each of the committees, each of which consider risks within its respective areas of responsibility. Each committee chair makes a report to the board of directors, highlighting oversight matters under the committee’s purview. Management is responsible for the day-to-day handling of our company’s risks, implementing and supervising risk management processes and policies, and reporting regularly to the board and its committees.

Board Oversight of Cybersecurity. With cybersecurity being a significant priority in our business and industry, our board of directors formed a cybersecurity committee to delegate oversight of risks in this area with specific responsibilities discussed in the committee description above. The cybersecurity committee receives at least quarterly updates on cybersecurity matters. Updates regarding key security metrics and key performance indicators, top risks and threats, incident management and response, product security, and status of key security initiatives are presented by our chief information security officer, who is accessible to the committee chair and members in the interim between meetings.

Board Oversight of ESG. Our nominating and corporate governance committee amended its charter to include formal oversight of ESG. The nominating and corporate governance committee receives periodic updates regarding our ESG efforts and specifically oversees our ESG strategies, policies, guidelines, and practices.

Additional Governance Matters
Hedging and Pledging Prohibitions:
Our insider trading policy prohibits all directors, officers, employees, and designated consultants together with certain of their family members, controlled entities, and other affiliates, from engaging in any speculative transactions. We prohibit hedging transactions, such as buying or selling puts, calls, and other derivative securities. Furthermore, we also prohibit short sales and pledging our securities as collateral for loans or margin accounts.

Code of Business Conduct and Ethics:
We have adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer), and employees. The MeridianLink Code of Business Conduct and Ethics is available in the “Governance” section of our investor relations website at ir.meridianlink.com. A copy is also available upon written request directed to the Corporate Secretary at MeridianLink, Inc., 3560 Hyland Avenue, Suite 200, Costa Mesa, California 92626 or by email to InvestorRelations@meridianlink.com. We intend to satisfy our disclosure requirements under applicable law regarding an amendment to or waiver from a provision of our code of business conduct and ethics, if any, by posting such information on our website.

Stockholder Engagement:
We believe stockholder engagement is an important aspect of our development, particularly in our nascency as a public company. This engagement enables us to better understand stockholder priorities and perspectives, provides an opportunity to elaborate on our policies, practices, and initiatives, and fosters constructive dialogue. We regularly engage with our various stakeholders through our quarterly earnings calls, investor meetings and conferences, and other channels for communication. We consider the feedback from such engagement when forming and evolving our practices and review such feedback with our board of directors as appropriate.

Communications with our Board of Directors:
To facilitate communications with our board of directors, we have established a process in our Securityholder Communication Policy available in the “Governance” section of our investor relations website at ir.meridianlink.com. Communications can be addressed to directors in the care of the Corporate Secretary at MeridianLink, Inc., 3560 Hyland Avenue, Suite 200, Costa Mesa, California 92626 or by email to
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InvestorRelations@meridianlink.com. Communications may be distributed to all directors, or to any individual director, as appropriate. The Corporate Secretary will review and reserves the right not to forward communications if they are deemed inappropriate, consist of individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to stockholders or other of our constituencies, solicitations, advertisements, surveys, “junk” mail, or mass mailings, and items unrelated to the duties and responsibilities of the board of directors.

Stockholders and interested parties may also submit questions or comments to the board of directors, including on an anonymous basis if desired, through our whistleblower hotline by phone at 800-916-7037 or online at ir.meridianlink.com/whistleblower-information/default.aspx. Concerns relating to accounting, internal control over financial reporting, or auditing matters will be brought to the attention of the audit committee and handled in accordance with our procedures with respect to such matters.

Certain Relationships and Related Person Transactions
Related Person Transaction Policy:
Our board of directors has adopted a formal written policy providing that our audit committee will be responsible for reviewing “related person transactions,” defined as transactions, arrangements, or relationships (or any series of similar transactions, arrangements, or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which a related person has, had, or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction. The audit committee has also considered and adopted standing pre-approvals under the policy for limited transactions with related persons.

Related Person Transactions:
Advisory Services Agreement. On May 31, 2018, MeridianLink, Inc. entered into an advisory services agreement, or the Advisory Services Agreement, with Thoma Bravo. During fiscal year 2021, we paid management and advisory fees to Thoma Bravo pursuant to the Advisory Services Agreement totaling approximately $1.2 million. The Advisory Services Agreement was terminated upon completion of our IPO.

Thoma Bravo Affiliated Company. During fiscal year 2021, we recorded approximately $1.6 million in expenses with J.D. Power, a Thoma Bravo affiliated company, related to vehicle lookup data through an API integrated with many of our products. In addition, as of fiscal year end, we had accounts payable of $0.2 million and accrued liabilities of $0.2 million with J.D. Power.

Lease Agreement. Timothy Nguyen, an executive officer and director, is the sole manager, and together with his wife, equityholder, of MLink Enterprise, LLC, which is the landlord of the office we lease at 1600 Sunflower Avenue, Costa Mesa, CA pursuant to that certain Standard Industrial/Commercial Single-Lessee Lease – Net with MLink Enterprise, LLC, dated as of November 30, 2012, as amended by that certain First Amendment to Lease Agreement by and between us and MLink Enterprise, LLC, dated as of March 23, 2018, collectively, the Lease Agreement. During fiscal year 2021, the lease payments under the Lease Agreement were approximately $0.9 million. In March 2021, we began subletting, with our landlord’s consent, a portion of such office to a third party. The sublease term is until December 30, 2022, and the base rent is approximately $25,000 a month. The term of the lease with MLink Enterprise, LLC will expire on December 31, 2022.

Registration Rights. On May 31, 2018, we entered into a registration rights agreement, or the Registration Rights Agreement, with Thoma Bravo and certain other holders of our capital stock. Pursuant to the Registration Rights Agreement, we have agreed to pay all registration expenses (other than underwriting discounts and commissions and subject to certain limitations set forth therein) of the holders of the shares registered pursuant to the registrations described below. The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in an underwritten offering and
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our right to delay a registration statement under certain circumstances. Pursuant to the Registration Rights Agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days following the final prospectus for an underwritten public offering following our IPO.

Demand Registration Rights
Pursuant to the Registration Rights Agreement, Thoma Bravo is entitled to request (i) an unlimited number of Long-Form Registrations (as defined therein), and (ii) an unlimited number of Short-Form Registrations (as defined therein). In addition, the other parties to the Registration Rights Agreement are entitled to pari passu participation of their Registrable Securities (as defined therein) in a Long-Form Registration or Short-Form Registration.

Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act of 1933, as amended, or the Securities Act (other than a registration on Form S-4, Form S-8, or any successor form, a registration of securities solely relating to an offering and sale to our employees, directors, members, managers, advisors, or consultants pursuant to any employee equity plan or other employee benefit plan arrangement, or a registration of non-convertible debt securities) then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.

Right of Repurchase. Pursuant to our equity compensation plans and certain agreements with our employees from equity issued prior to our IPO, we or our assignees have a primary right, and Thoma Bravo has a secondary right, to purchase the restricted shares held by certain of our employee equityholders in connection with their termination or in connection with a transaction or series of transactions where either a majority of our equity securities or all or substantially all of our assets are acquired by a third party.

Limitation of Liability and Indemnification of Officers and Directors. Our charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following: (1) any breach of their duty of loyalty to our company or our stockholders; (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or DGCL; or (4) any transaction from which they derived an improper personal benefit. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we may indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or executive officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

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The limitation of liability and indemnification provisions that are included in our charter and bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement entered into in connection with our IPO provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act and otherwise with respect to information provided by the underwriters specifically for inclusion in the registration statement for our IPO.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Relationships:
From time to time, we engage in certain transactions with other companies affiliated with our directors, executive officers, and significant stockholders, or their respective immediate family members. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis and do not represent a material interest to such directors, executive officers, or significant stockholders.

Proposal No. 1 - Election of Directors
Our board of directors, upon the recommendation of the nominating and corporate governance committee following an evaluation of each person’s qualifications and prior board service, has nominated the following Class I directors for election as a director, each to hold office until the annual meeting of stockholders in 2025 and until their successors are duly elected and qualified:
•Timothy Nguyen
•A.J. Rohde
•Nicolaas Vlok

Each of the director nominees currently serves as a member of our board of directors.

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Nominees for Class I Directors:

TIMOTHY NGUYEN	Chief Strategy Officer • Director
Age: 46

Mr. Nguyen has served as our chief strategy officer since September 2019 and on our board of directors since May 2018. Prior to that, Mr. Nguyen served as our president and chief executive officer from May 2018 to September 2019, and in various leadership roles with the company since 1999. Mr. Nguyen currently serves on the board of directors of SavvyMoney, Inc. Mr. Nguyen holds a B.S. in Computer Science from the University of California, Irvine. Our board of directors believes that, based on Mr. Nguyen’s knowledge of our company and our business and experience as our chief strategy officer and co-founder, Mr. Nguyen is qualified for re-election on our board of directors.

A.J. ROHDE	Director • Compensation Committee • Nominating and Corporate Governance Committee
Age: 42

Mr. Rohde has served on our board of directors since May 2018. Since January 2021, Mr. Rohde has served as Senior Partner at Thoma Bravo where he leads the Discover Funds. From January 2016 to December 2020, Mr. Rohde served as Partner at Thoma Bravo and, from January 2014 to December 2015, served as Principal at Thoma Bravo. Mr. Rohde joined Thoma Bravo in 2010 and served as Vice President prior to his promotion to Principal. Prior to that, Mr. Rohde was an investment banking associate with Jefferies & Company in Los Angeles, where he participated in a variety of sell-side, buy-side, and capital markets transactions, and a manager with Ford Motor Company. Mr. Rohde currently serves, and has previously served, as a director of several software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment. Example companies include Command Alkon, Inc., Condeco, Delinea, HCSS, iOffice, Inc., Majesco, Inc., Motus, Inc., Solifi, and Syntellis Performance Solutions, Inc. Mr. Rohde holds a B.A. in Economics from Villanova University and an M.B.A. from the University of Chicago. Our board of directors believes that Mr. Rohde’s board and industry experience and overall knowledge of our business qualify him for re-election on our board of directors.

NICOLAAS VLOK	Chief Executive Officer • Director
Age: 49

Mr. Vlok has served as our chief executive officer since September 2019 and on our board of directors since May 2018. Since 2018, Mr. Vlok has been an Operating Partner with Thoma Bravo. Prior to that, he served as President and Chief Executive Officer of Vision Solutions, Inc., a data recovery software company, from April 2000 to February 2018. Mr. Vlok also served as Chief Executive Officer and Managing Director of IDION Technology Holdings, a public technology investment holding company, from August 1998 to November 2006. From November 1994 to August 1998, he served as Chief Executive Officer and Managing Director of TST, an incubator company for software and technology businesses. Mr. Vlok currently serves on the board of directors of several software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment, including ABC Fitness Solutions and Cority, and previously served on the board of directors of Centrify Corporation, IDaptive Holdings, Inc., and Mailgun Technologies. From March 2018 through March 2021, Mr. Vlok has also served as Senior Advisor to Precisely, an enterprise software provider owned by Centerbridge Partners, a multi-strategy private investment management firm. Our board of directors believes that Mr. Vlok’s board and industry experience, executive leadership background, and knowledge of our business qualify him for re-election on our board of directors.

The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate or the board of directors may reduce its size.

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Required Vote:
Under our bylaws, director nominees must receive a plurality of the votes properly cast on the election of directors, meaning that the director nominees receiving the highest number of affirmative votes will be elected. Withheld votes will have no effect on the election of directors. Broker non-votes are not considered votes cast and will have no effect on the election of the nominees.

Recommended Vote:

☑
The board of directors recommends a vote “FOR” the election of Timothy Nguyen, A.J. Rohde, and Nicolaas Vlok as Class I directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2025.

Proposed Board Composition Following the Annual Meeting:

Committee Membership
Directors	Class	Independent	Audit	Compensation	Nominating and Corporate Governance	Cybersecurity
A.J. Jangalapalli	III	✓	✓			✓
James Lines	II	✓	Chair
Pam Murphy	II	✓	✓
Timothy Nguyen	I
Reema Poddar	II	✓				Chair
A.J. Rohde	I	✓		✓	✓
Nicolaas Vlok	I
Yael Zheng	II	✓			✓
Paul Zuber (Chair)	III	✓		Chair	Chair	✓

Continuing Directors:
Class II Directors

The service terms of the following directors will expire at the annual meeting of stockholders to be held in 2023.

JAMES LINES	Director • Audit Committee (Chair)
Age: 65

Mr. Lines has served on our board of directors since March 2021. Mr. Lines has been an Operating Partner with Thoma Bravo since 2002 and is now a Senior Operating Partner. Mr. Lines’ prior experience includes service in various financial management capacities at affiliates of AMR Corporation (a parent company of American Airlines), including as Chief Financial Officer of The SABRE Group; as Senior Vice President and Chief Financial Officer of ITI Marketing Services, a private tele-services firm; and as Executive Vice President and Chief Financial Officer of United Surgical Partners, an international operator of surgery centers and hospitals. Mr. Lines currently serves on the board of directors of SolarWinds Corporation (NYSE: SWI) and several other software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment, including ABC Fitness Solutions, Hyland Software, Inc., Imprivata, Inc., and Qlik Technologies, Inc., and Mr. Lines also served on the board of directors of Dynatrace, Inc. (NYSE: DT) until August 2021. Mr. Lines earned his B.S. in Electrical Engineering from Purdue University and an M.B.A. from Columbia University. Our board of directors believes that Mr. Lines’ management, financial, and industry experience and his knowledge of our business qualify him to serve on our board of directors.

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PAM MURPHY	Director • Audit Committee
Age: 48

Ms. Murphy has served on our board of directors since July 2021. Ms. Murphy is Chief Executive Officer of Imperva, Inc., a cyber security software and services provider. Before assuming her current role in January 2020, she served as chief operating officer for Infor, Inc., a global leader in business cloud software products for industry-specific companies and markets, having joined Infor in 2010. Prior to Infor, Ms. Murphy spent 11 years at Oracle Corporation in multiple leadership roles, with responsibility for global sales operations, consulting operations in Europe, Middle East, and Africa, and field finance for Oracle’s global business units. Before Oracle, she provided strategy, direction, and counsel to clients at Andersen Consulting and Arthur Andersen. Ms. Murphy has been a director of Rockwell Automation (NYSE: ROK) since 2019 and serves on the Audit and Technology Committees. Ms. Murphy earned her Bachelor of Commerce in Accounting and Finance from the University of Cork, Ireland and is a Fellow of the Institute of Chartered Accountants in Ireland. Our board of directors believes that Ms. Murphy’s experience in technology, business development and strategy, global business, and finance qualify her to serve on our board of directors.

REEMA PODDAR	Director • Cybersecurity Committee (Chair)
Age: 55

Ms. Poddar has served on our board of directors since November 2021. Ms. Poddar served as the chief product officer of Teradata Corporation from January 2019 until January 2020. Prior to that, Ms. Poddar served as executive vice president, product and technology of Teradata Corporation from October 2018 to January 2019 and as senior vice president of product development from June 2017 to October 2018. Prior to Teradata, from 2016 to 2017, Ms. Poddar served as chief operating officer for AdFender Inc., a security software startup. Ms. Poddar spent 14 years at General Electric from 2002 to 2016 serving in several executive positions, including executive vice president of asset performance management product technology at GE Digital, a subsidiary of General Electric, from 2014 to 2016. Ms. Poddar is currently a director of Accion Labs Group Holdings, Inc. and on the Board of Advisors of Optimeyes.ai and previously served on the Corporate Council Board of Advisors to the Dean of UC San Diego Jacobs School of Engineering. Ms. Poddar holds a master’s degree in computer applications from Bangalore University, India and a master’s degree in Physics from Mahatma Gandhi University, India. Our board of directors believes that Ms. Poddar’s executive leadership experience and product development and technology expertise qualify her to serve on our board of directors.

YAEL ZHENG	Director • Nominating and Corporate Governance Committee
Age: 57

Ms. Zheng has served on our board of directors since December 2021. Ms. Zheng served as the chief marketing officer at Bill.com, a provider of cloud-based software that simplifies, digitizes, and automates back-office financial processes for small and mid-sized businesses, from March 2018 until January 2021. Prior to that, Ms. Zheng served as the chief marketing officer of Tintri from May 2014 to July 2017. From 2004 to 2012, Ms. Zheng held marketing leadership roles at numerous software companies, including at VMware during its IPO and at Medallia. Ms. Zheng is currently a director of Poly (NYSE: POLY) and Splashtop and previously served on the board of Stella Connect. Ms. Zheng holds a B.S. in materials science and engineering from Massachusetts Institute of Technology and a master of business administration from UC Berkeley Haas School of Business and is NACD Directorship Certified™. Our board of directors believes that Ms. Zheng’s technology marketing experience and leadership roles in companies from early stage to public qualify her to serve on our board of directors.

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Class III Directors

The service terms of the following directors will expire at the annual meeting of stockholders to be held in 2024.

A.J. JANGALAPALLI	Director • Audit Committee • Cybersecurity Committee
Age: 34

Mr. Jangalapalli has served on our board of directors since May 2018. Mr. Jangalapalli has served as a Principal at Thoma Bravo since January 2020. Mr. Jangalapalli joined Thoma Bravo as a Vice President in July 2016. Prior to joining Thoma Bravo, he worked as a software investor at JMI Equity from July 2011 to June 2014 and as an investment banker at Deutsche Bank from July 2009 to June 2011. Mr. Jangalapalli currently serves, and has previously served, as a director of several software and technology service companies in which certain investment funds advised by Thoma Bravo hold an investment, including Greenphire, Inc., Riskonnect, Inc., Syntellis Performance Solutions, LLC, and Zipari, Inc. Mr. Jangalapalli holds a B.A. in Economics from Dartmouth College and an M.B.A. from The Wharton School, University of Pennsylvania. Our board of directors believes that Mr. Jangalapalli’s board and industry experience and his overall knowledge of our business qualify him to serve on our board of directors.

PAUL ZUBER	Director • Chair of the Board • Compensation Committee (Chair) • Cybersecurity Committee • Nominating and Corporate Governance Committee (Chair)
Age: 62

Mr. Zuber has served as chair of our board of directors since May 2018. Mr. Zuber has been an Operating Partner with Thoma Bravo since 2010. Previously, he served as founding Chief Executive Officer of Dilithium Networks Inc. from July 2001 to July 2010 and as Chief Executive Officer of Bluegum Group from 1995 to 2000. Mr. Zuber also served in senior positions at Ready Systems Inc. from 1986 to 1990. Mr. Zuber currently serves on the board of directors of Dynatrace, Inc. (NYSE: DT), a software intelligence platform provider, and Houlihan Lokey, Inc (NYSE: HLI), a global independent investment bank, as well as several software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment, including ABC Fitness Solutions, Barracuda Networks, Inc., Condeco, Cority Software Inc., Frontline Education Technologies, LLC, Imprivata, Inc., iOffice, Syntellis Performance Solutions, LLC, Kofax, Ltd., LogRhythm, Inc., QAD, and Sophos Group plc. Mr. Zuber holds B.A. degrees in International Relations and Economics from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Our board of directors believes that Mr. Zuber’s board and industry experience and his knowledge of our business qualify him to serve on our board of directors.

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DIRECTOR COMPENSATION
2021 Director Compensation
The following table sets forth the compensation paid to our non-employee directors for the fiscal year ended December 31, 2021. Members of our board of directors who are also officers or employees of our company, currently Messrs. Nguyen and Vlok, do not receive compensation for their services as a director. Other than as set forth in the table below, we did not pay any compensation or make any equity awards to our non-employee directors during the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Laurens Albada-Jelgersma(2)	12,500	—	12,500
A.J. Jangalapalli	23,633	299,988	323,621
James Lines(3)	46,633	299,988	346,621
Pam Murphy(4)	21,500	299,988	321,488
Reema Poddar(5)	7,541	299,995	307,536
A.J. Rohde	22,575	299,988	322,563
Yael Zheng(6)	245	299,984	300,229
Paul Zuber(7)	103,147	299,988	403,135

(1)
The amounts reported represent the aggregate grant date fair value of restricted stock units awarded to the non-employee directors, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value of the restricted stock units reported in this column are set forth in Note 7 to our consolidated financial statements included our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 10, 2022. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the non-employee directors upon the settlement of the restricted stock units or any sale of the underlying shares of common stock. As of December 31, 2021, the non-employee directors held the following outstanding equity awards: Mr. Albada-Jerlgersma – 0; Mr. Jangalapalli – 11,538 restricted stock units; Mr. Lines – 11,538 restricted stock units; Ms. Murphy – 11,538 restricted stock units; Ms. Poddar – 12,121 restricted stock units; Mr. Rohde – 11,538 restricted stock units; Ms. Zheng – 14,097 restricted stock units; and Mr. Zuber – 11,538 restricted stock units and 27,781 shares of restricted stock.

(2)	Pursuant to the board of director agreement we entered into with Mr. Albada-Jelgersma on June 8, 2018, in consideration for his services as a non-employee director, Mr. Albada-Jelgersma was entitled to receive an annual cash fee of $50,000. Mr. Albada-Jelgersma concluded his tenure on our board of directors in March 2021 and the unvested equity awards held by him at the time were repurchased in accordance with the terms of the applicable award agreement.
(3)	Mr. Lines joined our board in March 2021.
(4)	Ms. Murphy joined our board in July 2021.
(5)	Ms. Poddar joined our board in November 2021.
(6)	Ms. Zheng joined our board in December 2021.
(7)	Pursuant to the board of directors agreement we entered into with Mr. Zuber on June 8, 2018, in consideration for his services as a non-employee director, Mr. Zuber was entitled to receive an annual fee of $100,000. In addition, pursuant to his director agreement, he was granted an award of Class B Units, which was converted into restricted stock in connection with our corporate conversion as part of our IPO. The director agreement with Mr. Zuber was terminated in connection with our IPO.

Non-Employee Director Compensation Policy
We adopted a non-employee director compensation policy, which became effective upon the completion of our IPO. The policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors.
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Cash Retainers:
Under the policy, each director who is not an employee is paid cash compensation from and after the completion of the IPO, as set forth below. Annual cash retainers are paid in quarterly installments in arrears and are pro-rated for any partial calendar quarter of service.

Annual Compensation for Board Service	Annual Retainer ($)
Non-Employee Director	40,000
Non-Executive Chair	30,000

Annual Compensation for Committee Service	Member Retainer ($)	Chair Retainer ($)
Audit Committee	10,000	20,000
Compensation Committee	7,500	15,000
Cybersecurity Committee	5,000	10,000
Nominating and Corporate Governance Committee	5,000	10,000

Retainers for chairs and committee membership are in addition to retainers for board of director membership. No additional compensation is paid for attending individual meetings of the board of directors or committee meetings of the board of directors.

Equity Retainers:
A substantial portion of each non-employee director’s annual retainer is in the form of equity awards.

IPO Grant or Initial Award. Upon the filing of the registration statement on Form S-8 with respect to the shares issuable under the 2021 Stock Option and Incentive Plan, or 2021 Plan, or, later, upon initial election to our board of directors, each non-employee director was or will be granted a restricted stock unit award with a value of $300,000. Initial grants vest in equal annual installments over three years from the date of grant, subject to continued service through the applicable vesting date.

Annual Award. On the date of each annual meeting of stockholders, each non-employee director who continues as a non-employee director following such meeting will be granted an annual restricted stock unit award with value of $150,000. Annual grants vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service through the applicable vesting date. Director equity awards are subject to full accelerated vesting upon the sale of the company.

Expenses:
We will also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending board or committee meetings.
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EXECUTIVE OFFICERS

ALAN ARNOLD	Chief Operating Officer
Age: 61

Mr. Arnold has served as our chief operating officer since March 2018. Prior to that, he served as the President, Chief Operating Officer, Chief Technology Officer, Executive Vice President, and served on the board of directors of Vision Solutions, Inc., a data recovery software company, from August 2001 to March 2017, where he led the company’s business strategy and global operations. Prior to that, Mr. Arnold served as a Senior Manager of Ernst & Young, LLP from 1995 to 2001. Mr. Arnold attended Chapman University and holds a B.S. in Business and Management from the University of Redlands.

CHAD MARTIN	Chief Financial Officer
Age: 52

Mr. Martin has served as our chief financial officer since May 2018. Previously, he served as the Chief Financial Officer of DealerSocket, Inc., which provides solutions for automotive CRM, websites, inventory management, and DMS for independent car dealers, from July 2016 to May 2018. Prior to that, Mr. Martin served as the Chief Financial Officer of P2 Energy Solutions, which provides software and solutions to the upstream and mid-stream oil and gas sectors, from January 2012 to July 2016. Mr. Martin previously served as President and Chief Financial Officer of Home Care Assistance, LLC from February 2011 to January 2012; Chief Financial Officer of Pacific Pulmonary Services, LP from 2004 to 2011; and Vice President, Technology, Media, and Telecommunications Group, Investment Banking Division, of Goldman, Sachs & Co. from 1996 to 2004. Mr. Martin holds a B.B.A. degree in Business (Finance) from Texas Christian University and an M.B.A. from the Stanford Graduate School of Business.

TIMOTHY NGUYEN	Chief Strategy Officer • Director
Age: 46

Mr. Nguyen’s biographical information appears under Proposal No. 1 - Election of Directors herein.

NICOLAAS VLOK	Chief Executive Officer • Director
Age: 49

Mr. Vlok’s biographical information appears under Proposal No. 1 - Election of Directors herein.

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EXECUTIVE COMPENSATION
Our named executive officers, or NEOs, for 2021 are as follows:

2021 NAMED EXECUTIVE OFFICERS:
Nicolaas Vlok	Chad Martin	Alan Arnold
Chief Executive Officer	Chief Financial Officer	Chief Operating Officer

2021 Summary Compensation Table
The following table, footnotes, and accompanying narratives set forth the compensation paid to our NEOs for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Nicolaas Vlok Chief Executive Officer	2021	600,000	—	2,220,000	13,455,592	757,865	63,847	17,097,304
	2020	604,615	21,000	—	—	639,368	2,500	1,267,483
Chad Martin Chief Financial Officer	2021	393,251	—	1,340,001	1,901,703	392,217	28,025	4,055,197
	2020	367,808	12,775	—	—	377,339	6,092	764,014
Alan Arnold Chief Operating Officer	2021	333,092	—	945,000	1,341,122	284,738	18,121	2,922,073

(1)	The amounts reported represent the aggregate grant date fair value of restricted stock units awarded to the NEOs, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value of the restricted stock units reported in this column are set forth in Note 7 to our consolidated financial statements included our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 10, 2022. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the NEOs upon the settlement of the restricted stock units or any sale of the underlying shares of common stock.
(2)	The amounts reported represent the aggregate grant date fair value of the stock options awarded to the NEOs, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. In addition, the amount reported for Mr. Vlok includes $10,305,000 in incremental fair value attributable to the modification of his performance-based stock option award in connection with the IPO. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 7 to our consolidated financial statements included our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 10, 2022. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to actual economic value that may be received by the NEOs upon exercise of the stock options or any sale of the underlying shares of common stock.
(3)	For more information on these bonuses, see the description of the annual performance bonuses below.
(4)	The amounts reported for 2021 represent company 401(k) matching contributions and a cash payment for accrued but unused vacation time that we made in connection with a change from an accrual-based vacation policy to an unlimited vacation policy.

Narrative Disclosure to Summary Compensation Table:
Our board of directors and compensation committee review compensation annually for our executive officers. In setting executive base salaries and annual incentives and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, annual incentives, or long-term incentives.
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Our compensation committee is responsible for reviewing and recommending to the board of directors the compensation for all of our executive officers. Our compensation committee and board of directors typically review and discuss management’s proposed compensation with the chief executive officer for all executive officers other than the chief executive officer. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee recommends the compensation for the executive officers to our board of directors for approval. Our board of directors discusses the compensation committee’s recommendation and ultimately approves the compensation of our executive officers.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In 2021, the compensation committee retained the services of Semler Brossy Consulting Group, or Semler Brossy, and Compensia, Inc., or Compensia, as its external independent compensation consultants. During 2021, Semler Brossy and Compensia did not provide services to us other than the services to our compensation committee described herein. Our compensation committee performs an annual assessment of its compensation consultants’ independence to determine whether the consultants are independent. Based on its evaluation, the compensation committee determined that Semler Brossy was and Compensia is independent and that their work has not raised any conflicts of interest.

Base Salary

Each NEO’s base salary is a fixed component of annual compensation for performing specific duties and functions and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and expertise. Base salaries are reviewed by our compensation committee, typically in connection with our annual performance review process, approved by our board of directors, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. The annual base salaries of the NEOs as of December 31, 2021 were $600,000 for Mr. Vlok, $406,061 for Mr. Martin, and $348,387 for Mr. Arnold. Mr. Martin’s base salary was increased from $365,000 to $406,061 and Mr. Arnold’s base salary was increased from $320,000 to $348,387, in each case effective May 10, 2021.

Cash Incentive Compensation

For the fiscal year ended December 31, 2021, Messrs. Arnold, Martin, and Vlok were each eligible to earn an annual bonus based on the achievement of certain performance objectives related to our EBITDA. Actual bonus payouts are calculated based on the relative achievement of the EBITDA target, with a minimum threshold of achievement required before any amounts are funded. Such performance-based bonuses are intended to provide an incentive to our NEOs and other executive officers to contribute to our annual growth and profitability objectives and to retain such executive officers.

For fiscal year ended December 31, 2021, the target annual bonus for each of the NEOs was as follows: 85% of base salary for Mr. Vlok, 65% of base salary for Mr. Martin, and 55% of base salary for Mr. Arnold. The annual bonuses earned by Messrs. Vlok, Martin, and Arnold for the fiscal year ended December 31, 2021 are reported in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table above. The earned bonuses exceeded the target percentages due to our actual over performance relative to the EBITDA target metric, which was achieved at 148.6% of target.

Equity Compensation

We believe long-term equity incentive awards encourage retention, provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. Accordingly, our board of directors and compensation committee periodically review the equity incentive compensation of our NEOs and may grant equity incentive awards to them from time to time.

In connection with our IPO, under our 2021 Plan, we granted restricted stock unit awards and stock options to our NEOs, which are described in more detail in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table below.

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Employment Arrangements with our Named Executive Officers

In connection with our IPO, we entered into new employment agreements with each of Messrs. Arnold, Martin, and Vlok. In addition, each of our NEOs has entered into an agreement including confidentiality obligations, requiring the assignment of inventions, and containing other restrictive covenants.

Nicolaas Vlok. Mr. Vlok’s employment agreement has no specific term and constitutes at-will employment. Under the agreement, Mr. Vlok’s annual base salary for 2021 was $600,000, which is subject to periodic review by our board of directors or our compensation committee. Mr. Vlok is also eligible to receive an annual bonus, determined by the board of directors or compensation committee. Mr. Vlok’s current target bonus is 85% of his base salary. In addition, Mr. Vlok is entitled to reimbursement for the cost of use of his personal aircraft for business related travel, subject to certain conditions. Mr. Vlok is also entitled to participate in all employee benefit plans and vacation policies in effect for our employees.

Pursuant to his employment agreement, in the event that Mr. Vlok’s employment is terminated by us without cause or if Mr. Vlok terminates his employment for good reason, as such terms are defined therein, subject to his execution and the effectiveness of a separation agreement and release, we will be obligated to (i) pay him a cash severance payment equal to the sum of 12 months of his then-current base salary, the amount of any bonus earned in respect of the prior fiscal year that would have been paid if Mr. Vlok’s employment had not been terminated, and 100% of his target bonus for the then-current year, and (ii) continue for a period of up to 12 months to make monthly payments equal to the monthly employer contribution that we would have made to provide health insurance as if he had remained employed by us. In lieu of the foregoing payments and benefits, if Mr. Vlok’s employment with us is terminated by us without cause or Mr. Vlok terminates his employment for good reason within the period beginning three months before and ending 12 months after a change in control and subject to his execution and the effectiveness of a separation agreement and release, we will be obligated to (i) pay him a lump-sum cash severance payment equal to the sum of 24 months of his then-current base salary and the amount of any bonus earned in respect of the prior fiscal year that would have been paid if his employment had not been terminated, (ii) accelerate the vesting of all of the unvested equity awards held that were granted immediately on or after the effectiveness of the registration statement filed in connection with our IPO as of the later of (A) the date of termination or (B) the effective date of a separation agreement and release, and (iii) continue for a period of up to 18 months to make monthly payments equal to the monthly employer contribution that we would have made to provide health insurance as if he had remained employed by us. In addition, equity awards held by Mr. Vlok that were granted prior to the effectiveness of the registration statement filed in connection with our IPO will immediately accelerate and become fully exercisable or non-forfeitable in the event of a change in control during his employment with us.

Chad Martin. Mr. Martin’s employment agreement has no specific term and constitutes at-will employment. Under the agreement, Mr. Martin’s annual base salary for 2021 was $406,061, which is subject to periodic review by our board of directors or our compensation committee. Mr. Martin is also eligible to receive an annual bonus, determined by the board of directors or our compensation committee. Mr. Martin’s current target bonus is 65% of his base salary. Mr. Martin is also entitled to participate in all employee benefit plans and vacation policies in effect for our employees.

Pursuant to his employment agreement, in the event that Mr. Martin’s employment is terminated by us without cause or if Mr. Martin terminates his employment for good reason, as such terms are defined therein, subject to his execution and the effectiveness of a separation agreement and release, we will be obligated to (i) pay him a cash severance payment equal to the sum of 12 months of his then-current base salary, the amount of any bonus earned in respect of the prior fiscal year that would have been paid if Mr. Martin’s employment had not been terminated, and a pro-rated amount of his target bonus for the year in which the termination occurs, and (ii) continue for a period of up to 12 months to make monthly payments equal to the monthly employer contribution that we would have made to provide health insurance as if he had remained employed by us. In lieu of the foregoing payments and benefits, if Mr. Martin’s employment with us is terminated by us without cause or Mr. Martin terminates his employment for good reason within the period beginning three months and ending 12 months after a change in control and subject to his execution and the effectiveness of a separation agreement and release, we will be obligated to (i) pay him a lump-sum cash severance payment equal to the sum of 18 months of Mr. Martin’s then-current base salary and the amount of any bonus earned in respect of the prior fiscal year that would have been paid if his employment had not been terminated, (ii) accelerate the vesting of all of the unvested equity awards held that were granted immediately on or after the effectiveness of the registration
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statement filed in connection with our IPO as of the later of (A) the date of termination or (B) the effective date of a separation and release agreement, and (iii) continue for a period of up to 18 months to make monthly payments equal to the monthly employer contribution that we would have made to provide health insurance as if he had remained employed by us. In addition, equity awards held by Mr. Martin that were granted prior to the effectiveness of the registration statement filed in connection with our IPO will immediately accelerate and become fully exercisable or non-forfeitable in the event of a change in control during his employment with us.

Alan Arnold. Mr. Arnold’s employment agreement has no specific term and constitutes at-will employment. Under the agreement, Mr. Arnold’s annual base salary for 2021 was $348,387, which is subject to periodic review by our board of directors or our compensation committee. Mr. Arnold is also eligible to receive an annual bonus, determined by the board of directors or our compensation committee. Mr. Arnold’s current target bonus is 55% of his base salary. Mr. Arnold is also entitled to participate in all employee benefit plans and vacation policies in effect for our employees.

Pursuant to his employment agreement, in the event that Mr. Arnold’s employment is terminated by us without cause or if Mr. Arnold terminates his employment for good reason, as such terms are defined therein, subject to his execution and the effectiveness of a separation agreement and release, we will be obligated to (i) pay him a cash severance payment equal to the sum of 12 months of his then-current base salary, the amount of any bonus earned in respect of the prior fiscal year that would have been paid if Mr. Arnold’s employment had not been terminated, and a pro-rated amount of his target bonus for the year in which the termination occurs, and (ii) continue for a period of up to 12 months to make monthly payments equal to the monthly employer contribution that we would have made to provide health insurance as if he had remained employed by us. In lieu of the foregoing payments and benefits, if Mr. Arnold’s employment with us is terminated by us without cause or Mr. Arnold terminates his employment for good reason within the period beginning three months and ending 12 months after a change in control and subject to his execution and the effectiveness of a separation agreement and release, we will be obligated to (i) pay him a lump-sum cash severance payment equal to the sum of 18 months of Mr. Arnold’s then-current base salary and the amount of any bonus earned in respect of the prior fiscal year that would have been paid if his employment had not been terminated, (ii) accelerate the vesting of all of the unvested equity awards held that were granted immediately on or after the effectiveness of the registration statement filed in connection with our IPO as of the later of (A) the date of termination or (B) the effective date of a separation and release agreement, and (iii) continue for a period of up to 18 months to make monthly payments equal to the monthly employer contribution that we would have made to provide health insurance as if he had remained employed by us. In addition, equity awards held by Mr. Arnold that were granted prior to the effectiveness of the registration statement filed in connection with our IPO will immediately accelerate and become fully exercisable or non-forfeitable in the event of a change in control during his employment with us.
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Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nicolaas Vlok	7/27/2021	—	—	—	—	85,385(2)	1,842,608	—	—
	7/27/2021	—	213,462(2)	26.00	7/27/2031	—	—	—	—
	10/9/2019	1,155,818	228,123(3)	6.06	10/9/2029	—	—	—	—
	10/9/2019	804,166	—	6.06	10/9/2029	—	—	—	—
	11/30/2018	—	—	—	—	13,889(4)	299,725	—	—
Chad Martin	7/27/2021	—	128,846(2)	26.00	7/27/2031	—	—	—	—
	7/27/2021	—	—	—	—	51,538(2)	1,112,190	—	—
	11/30/2018	—	—	—	—	27,777(5)	599,428	66,675(6)	1,438,847
Alan Arnold	7/27/2021	—	90,865(2)	26.00	7/27/2031	—	—	—	—
	7/27/2021	—	—	—	—	36,346(2)	784,347	—	—
	11/30/2018	—	—	—	—	27,777(5)	599,428	66,675(6)	1,438,847

(1)
Represents the fair market value of the unvested restricted stock units and unvested restricted stock awards as of December 31, 2021 based on the closing market price of our common stock on December 31, 2021, the last trading day of 2021, of $21.58 per share.

(2)	The award vests over four years, with 25% vesting on July 27, 2022 and the remainder vesting in 12 equal quarterly installments on the first day of the applicable month thereafter, in each case subject to the NEO’s continued service through each such date.
(3)	One third of the shares underlying this option vested on September 1, 2020, and the remaining shares underlying this option vest in 24 equal monthly installments thereafter, in each case subject to Mr. Vlok’s continued service to us through each such date.
(4)	The shares underlying this award vest as follows: 25% of such shares vested on May 31, 2019, and the remaining shares vest in 36 equal monthly installments thereafter, in each case subject to Mr. Vlok’s continued service to us through each such date.
(5)	The shares underlying this award vest as follows: 25% of such shares vested on May 31, 2019, and the remaining shares vest in 36 equal monthly installments thereafter, in each case subject to the NEO’s continued service to us through each such date.
(6)	The shares underlying this award vest upon the achievement of a predetermined EBITDA metric and all such shares vest immediately prior to a sale of the Company, subject to the NEO’s continued employment through such sale.

Additional Narrative Disclosure:
Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

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401(k) Plan

We participate in a retirement savings plan, or 401(k) plan, that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code, or the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees who are at least 18 years of age are generally eligible to participate in the 401(k) plan, subject to certain criteria, including attaining at least three months of service with us. Participants may make pre-tax and certain after-tax salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed. Our 401(k) plan allows for discretionary matching contributions under the plan equal to 50% of up to the first 8% of eligible compensation, capped at $4,000 annually per employee. In addition, we have the ability to make discretionary non-elective contributions under the 401(k) plan. Matching and non-elective contributions made by us are generally subject to a vesting schedule whereby 100% of such contributions are vested as of the participants’ sixth year of service.
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AUDIT MATTERS
Audit Committee Report
The audit committee of the board of directors operates pursuant to a charter that is available in the “Governance” section of our investor relations website at ir.meridianlink.com. The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications, independence, and performance; and (4) the performance of our internal audit department, if any.

The audit committee also appoints, compensates, and oversees the work of the independent registered public accounting firm. The audit committee reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves and pre-approves professional services provided, considers the range of audit and non-audit fees, and reviews the adequacy of MeridianLink’s financial reporting process.

Management is responsible for the preparation of the financial statements and the reporting process. The independent registered public accounting firm has the responsibility for the examination of the financial statements and expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles in the United States and as to the effectiveness of MeridianLink’s internal control over financial reporting. The audit committee monitors and oversees these processes.

In performing its responsibilities, the audit committee reviewed and discussed with management and BDO USA, LLP, or BDO, our independent registered public accounting firm, the audited consolidated financial statements for the year ended December 31, 2021. The audit committee has also discussed with BDO the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, and the SEC.

The audit committee received written disclosures and the letter from the independent registered public accounting firm pursuant to the applicable requirements of the PCAOB regarding BDO’s communications with the audit committee concerning independence and has discussed with BDO its independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in MeridianLink’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

This report has been furnished by the current members of the audit committee.

Audit Committee

A.J. Jangalapalli
James Lines, Chair
Pam Murphy

April 27, 2022
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Proposal No. 2 - Ratification of the Appointment of the Independent Registered Public Accounting Firm
The audit committee has appointed BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and we are asking our stockholders to ratify this appointment.

BDO has served as our independent registered public accounting firm since 2020. In making the determination to appoint BDO for the next fiscal year, the audit committee annually reviews and considers, among other factors, BDO’s independence and performance. The audit committee believes that the continued retention of BDO as our independent registered public accounting firm is in the best interests of MeridianLink and our stockholders. Although ratification of the audit committee’s appointment of BDO is not required, we value the opinions of our stockholders and believe that such stockholder ratification is a good corporate governance practice. If the stockholders do not ratify the selection, however, the audit committee will reconsider whether it is appropriate to select a different independent registered public accounting firm. In such event, the audit committee may retain BDO, notwithstanding the fact that the stockholders did not ratify the selection, or may select another independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the audit committee may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MeridianLink and its stockholders.

A representative of BDO is expected to be present at the Annual Meeting and will have an opportunity to make a statement if so desired and to answer appropriate questions from the stockholders.

Pre-Approval Policies and Procedures:
The audit committee maintains a policy regarding the approval of all audit and permissible non-audit services to be performed by our independent registered public accounting firm. Pursuant to this policy, all audit or non-audit services must be approved in advance by our audit committee or in accordance with pre-approval procedures. A service will be considered pre-approved by the audit committee (without any further action) if specified as a pre-approved service, as determined by the audit committee from time to time. Any such pre-approval details the particular service or type of services to be provided and may also be subject to a maximum dollar amount.

If the service is not specified as pre-approved, separate approval must be obtained from the audit committee, or its delegate with the authority to grant pre-approvals, prior to the provision of service from the independent registered public accounting firm. If pre-approval is obtained from a delegate, the auditor may be engaged to commence the service, but the decision must be reported to the audit committee at its next scheduled meeting.

Our audit committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our IPO.

Fees and Services:
The following table sets forth the billed fees for services provided by BDO for the years ended December 31, 2021 and 2020.

	2021 ($)	2020 ($)
Audit Fees(1)	$1,059,857	$667,438
Audit-Related Fees(2)	69,800	94,493
Tax Fees(3)	291,800	65,800
All Other Fees	—	—
Total Fees	$1,421,457	$827,731

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, review of our quarterly financial statements, and audit services provided in connection with other regulatory or statutory filings, including our IPO in 2021, for which we have engaged BDO.

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(2)	Audit-related fees consist of assurance and services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax fees consist of fees for tax consultation and advice and tax return preparation.

Required Vote:
Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires an affirmative vote of a majority of votes properly cast. Abstentions are not treated as cast either for or against a matter, and therefore will not affect the outcome of the vote.

Recommended Vote:

☑	The board of directors recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
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STOCK OWNERSHIP
Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans as of December 31, 2021.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(1) ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(2)	5,330,341	(3)	13.05	4,375,084	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	5,330,341		13.05	4,375,084

(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding restricted stock unit awards, which have no exercise price.

(2)	Includes our 2021 Plan and 2021 Employee Stock Purchase Plan, or ESPP. Our 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, by 5% of the number of outstanding shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. On January 1, 2022, the number of shares available for issuance under the 2021 Plan increased automatically by 4,021,250 shares pursuant to this provision. This increase is not reflected in the table above. Similarly, our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2022, by the least of 900,000 shares of our common stock, 1% of the number of outstanding shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by the ESPP’s administrator. On January 1, 2022, the number of shares available for issuance under the ESPP increased automatically by 804,250 shares pursuant to this provision. This increase is not reflected in the table above.
(3)	Includes 4,256,812 shares subject to outstanding options and 1,073,529 shares subject to outstanding restricted stock unit awards granted under the 2021 Plan. Amount does not include purchase rights accruing under the Employee Stock Purchase Plan because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(4)	Includes 3,564,739 shares available for issuance under the 2021 Plan and 810,345 shares reserved for issuance under the ESPP.

Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table sets forth information as of April 13, 2022, unless otherwise indicated, regarding the beneficial ownership of our common stock by: (1) each director and nominee; (2) each NEO; (3) all current directors and executive officers as a group; and (4) each person known to us to beneficially own more than 5% of our outstanding common stock. Unless otherwise indicated, the named beneficial owner has sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable, as well as shares of common stock issuable upon the vesting and settlement of restricted stock unit awards, within 60 days of April 13, 2022 are considered outstanding and beneficially owned by the person holding the options or restricted stock unit awards for the purpose of calculating the percentage ownership of that person, but not for the purpose of calculating the percentage ownership of any other person. As of April 13, 2022, there were 80,508,900 shares of our common stock outstanding.

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Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o MeridianLink, Inc., 3560 Hyland Avenue, Suite 200, Costa Mesa, CA 92626.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares Beneficially Owned
Named Executive Officers and Directors:
Alan Arnold(1)	506,911	*
A.J. Jangalapalli	—	—
James Lines	—	—
Chad Martin(2)	569,946	*
Pam Murphy	—	—
Timothy Nguyen(3)	13,738,892	17.1%
Reema Poddar	—	—
A.J. Rohde	—	—
Nicolaas Vlok(4)	2,172,435	2.6%
Yael Zheng	—	—
Paul Zuber(5)	258,673	*
All current directors and executive officers as a group (11 individuals)	17,246,857	20.9%
5% Stockholders:
Thoma Bravo Funds(6)	40,463,246	50.3%
Entities Affiliated with Serent Capital(7)	4,575,082	5.7%

*	Represents beneficial ownership of less than 1% of outstanding shares of common stock.
(1)	Includes 506,911 shares of common stock held by Alan Arnold.
(2)	Includes (i) 89,897 shares of common stock held by Chad H. Martin and Crista L. Martin, Trustees of the Martin Family Trust dated March 9, 2010 and (ii) 480,049 shares of common stock held by Mr. Martin. Chad Martin and Crista Martin, as co-trustees of the Martin Family Trust dated March 9, 2010, share voting and dispositive power over the shares held by this entity.
(3)	Includes (i) 11,067,120 shares of common stock held by SCML, LLC and (ii) 2,671,772 shares of common stock held by KCD30, LLC. Apichat Treerojporn, as sole manager of SCML, LLC, has sole voting and dispositive power over the shares held by the entity. Mr. Nguyen, as the sole manager of KCD30, LLC, has sole voting and dispositive power over the shares held by the entity.
(4)
Includes (i) 29,810 shares of common stock held by the Vlok Family Trust, dated March 17, 2009, (ii) 30,557 shares of common stock held by Mr. Vlok, and (iii) 2,112,068 shares of common stock issuable upon the exercise of options that have vested or will vest within 60 days of April 13, 2022 held by Mr. Vlok. Nicolaas Vlok and Madelaine Vlok, as co-trustees of the Vlok Family Trust, dated March 17, 2009, share voting and dispositive power over the shares held by this entity.

(5)	Includes 258,673 shares of common stock held by DSL 2020, LLC. Paul Zuber, as the manager of DSL 2020, LLC, has sole voting and dispositive power over the shares held by the entity. DSL 2020, LLC’s sole member is Paul Zuber, Trustee of The Concordia 2020 Irrevocable Trust, a trust held for the sole benefit of Mr. Zuber’s children.
(6)	Based solely on information contained in a Schedule 13G filed by Thoma Bravo UGP, LLC, Thoma Bravo Discover Fund, L.P, or Discover Fund, Thoma Bravo Discover Fund A, L.P., or Discover Fund A, Thoma Bravo Discover Fund II, L.P., or Discover Fund II, Thoma Bravo Discover Fund II-A, L.P., or Discover Fund II-A, and Thoma Bravo Discover Executive Fund II, L.P., or Discover Exec Fund II, with the SEC on February 4, 2022. Consists of 16,790,225 shares held directly by Discover Fund, 3,441,398 shares held directly by Discover Fund A, 13,986,203 shares held directly by Discover Fund II, 5,936,909 shares held directly by Discover Fund II-A, and 308,511 shares held directly by Discover Exec Fund II. Thoma Bravo Discover Partners, L.P., or Discover Partners, is the general partner of each of Discover Fund and Discover Fund A. Thoma Bravo Discover Partners II, L.P., or Discover Partners II, is the general partner of each of Discover Fund II, Discover Fund II-A, and Discover Exec Fund II. Thoma Bravo Discover UGP, LLC, or Discover UGP, is the general partner of Discover Partners. Thoma Bravo Discover UGP II, LLC, or Discover UGP II, is the general partner of Discover Partners II. Thoma Bravo UGP, LLC is the managing member of each of Discover UGP and Discover UGP II. By virtue of the relationships described in this footnote, Thoma Bravo UGP, LLC may be deemed to exercise voting and dispositive power with respect to the shares held directly by Discover Fund, Discover Fund A, Discover Fund II, Discover Fund II-A, and Discover Exec Fund II. The principal business address of the entities identified herein is c/o Thoma Bravo UGP, LLC, 150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.
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(7)	Based solely on information contained in a Schedule 13G filed by Serent Capital Partners UGP III, LLC, or Serent III UGP, Serent Capital Partners III, L.P., or Serent III GP, Serent Capital III, L.P., or Serent III, and Serent Capital Associates III, L.P., or Serent III-A on February 11, 2022 with the SEC. Consists of 109,390 shares held directly by Serent III-A, and 4,465,692 shares held directly by Serent III. Serent III GP is the general partner of Serent III-A and Serent III. Serent III UGP is the general partner of Serent III GP. The principal business address of each of the foregoing entities is 44 Montgomery St, Suite 3450, San Francisco, California 94104.

Delinquent Section 16(a) Reports:
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, based on a review of those reports and written representations from the reporting persons, we believe that during 2021, all reports were timely filed except for one Form 4 transaction by Mr. Arnold filed on August 27, 2021 and one Form 4 transaction for Mr. Nguyen filed on September 3, 2021, in each case due to administrative oversight.
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ADDITIONAL INFORMATION
Information About the Annual Meeting and Proxy Materials
Participating in the Annual Meeting:
1.How can I participate in the Annual Meeting?
Stockholders as of April 13, 2022, or the Record Date, and those who hold a valid proxy are permitted to attend and participate in the Annual Meeting to be held on Thursday, June 9, 2022 at 10:00 a.m., Pacific Time. The meeting will be held entirely in virtual format via webcast at www.virtualshareholdermeeting.com/MLNK2022. While you will not be able to attend the meeting at a physical location, we have endeavored to offer stockholders the same rights and opportunities to participate as they would have in-person. You will be able to attend the meeting online, vote your shares electronically, and submit questions during the virtual meeting.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/MLNK2022 and enter the 16-digit control number included on your Notice of Internet Availability, proxy card, or voting instruction form or within the body of the email for electronic delivery recipients. You may also submit a question approximately 15 minutes prior to the Annual Meeting start time after logging in with your control number. Questions submitted that are pertinent to the company and the meeting matters will be read aloud and answered, as time permits and in accordance with meeting procedures and rules of conduct for the Annual Meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

If you are a beneficial owner and your Notice of Internet Availability or voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated therein. Otherwise, beneficial owners should contact their bank, broker, or other institution where they hold their account, preferably at least five days in advance, and obtain a “legal proxy” in order to be able to participate in the Annual Meeting.

Whether or not you expect to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting via the Internet at www.proxyvote.com using your control number; telephone by calling 1-800-690-6903 or the number on your proxy card or voting instruction form; or, if you received printed proxy materials, by mail by marking, signing, dating, and returning your proxy card - in each case the deadline for voting is 11:59 p.m., Eastern Time, on Wednesday, June 8, 2022.

Interested persons who were not stockholders as of the Record Date or do not hold a valid proxy may view the Annual Meeting using the same link but will be unable to otherwise participate.

2.What if I experience technical difficulties?
We encourage you to access the Annual Meeting prior to the start time. Online access will open approximately 15 minutes before the Annual Meeting. If you have difficulty accessing the Annual Meeting during check-in or during the Annual Meeting, please call the numbers found on the virtual meeting page.

Proxy Materials:
3.Why did I receive these materials?
We are making this proxy statement and additional proxy materials available to you in connection with the solicitation of proxies by our board of directors for the Annual Meeting. Stockholders as of the Record Date are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting your shares.

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4.What is included in these materials?
The proxy materials for our Annual Meeting include the notice of annual meeting, this proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2021. If you requested printed versions of these materials by mail, these materials also include a proxy card or voting instruction form; otherwise, these materials also include the Notice of Internet Availability of Proxy Materials.

5.Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to SEC rules, we are furnishing proxy materials primarily over the Internet. Accordingly, on or about April 27, 2021, we sent a Notice of Internet Availability to most of our stockholders with instructions on how to access your proxy materials online or request a printed copy of the proxy materials by mail. The Notice of Internet Availability also contains instructions on how you may request to receive an electronic copy of our proxy materials by email. We encourage stockholders to take advantage of the availability of the proxy materials online to expedite receipt of proxy materials by our stockholders, assist in sustainable environmental practices, and reduce the cost to print and distribute the proxy materials.

6.What is “householding”?
If you and other residents at your mailing address own shares of common stock in street name, your bank or broker may deliver a single Notice of Internet Availability, or, if you requested printed versions by mail, this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021, along with individual proxy cards, unless contrary instructions have been received from you. This procedure known as “householding” is designed to reduce the environmental impact of annual meetings as well as printing and postage costs and the volume of duplicate information stockholders receive. Stockholders may revoke their consent to future householding or enroll in householding by contacting Broadridge at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Alternatively, if you wish to receive a separate set of this year’s proxy materials, we will, promptly and without charge, deliver them to stockholders upon request to our Corporate Secretary at MeridianLink, Inc., 3560 Hyland Avenue, Suite 200, Costa Mesa, California 92626 or by email to InvestorRelations@meridianlink.com.

7.How do I access the proxy materials on the Internet?
The Notice of Internet Availability, proxy card, or voting instruction form will contain instructions on how to:
•view our proxy materials for the Annual Meeting on the Internet;
•vote your shares; and
•elect to receive our future proxy materials in print by mail or electronically by email.

Our proxy materials are also available on our investor relations website at ir.meridianlink.com.

Voting Information:
8.Who may vote at the 2022 Annual Meeting?
Only stockholders of record of our common stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting. As of the Record Date, there were 80,508,900 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote.

A list of stockholders of record as of the Record Date will be available for inspection by stockholders for any legally valid purpose germane to the Annual Meeting during the Annual Meeting at www.virtualshareholdermeeting.com/MLNK2022 and during the 10 days prior to the meeting upon request to review by emailing InvestorRelations@meridianlink.com.

9.What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A, you are considered the “stockholder of record” with respect to those shares. If your shares are
MERIDIANLINK | 2022 PROXY STATEMENT    31

held in an account at a bank, brokerage, or other institution, you are considered the “beneficial owner” of those shares held in “street name.”

10.How do I vote?
Whether or not you expect to attend the Annual Meeting, we urge you to vote and submit your proxy in advance to ensure that your vote will be represented at the Annual Meeting. Whether you are a stockholder of record or a beneficial owner, you may direct how your shares are voted in any one of four ways:
•Via the Internet Prior to the Annual Meeting. Visit www.proxyvote.com and enter the control number found in your Notice of Internet Availability, proxy card, or voting instruction form.
•By Telephone. Call the toll-free number found in the proxy card or voting instruction form or provided on the website listed on the Notice of Internet Availability.
•By Mail. If you received or requested printed versions by mail, mark, sign, date, and return your proxy card in the accompanying prepaid envelope.
•Via the Internet During the Annual Meeting. During the Annual Meeting, until the polls close, visit www.virtualshareholdermeeting.com/MLNK2022 and enter the control number included on your Notice of Internet Availability, proxy card, or voting instruction form or within the body of the email for electronic delivery recipients and follow the instructions on the website.

11.What happens if I do not vote or do not give specific voting instructions when I deliver my proxy?
The effect of not voting or not instructing your vote depends on whether you are a stockholder of record or a beneficial owner.
•Stockholder of Record. If you do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is present, your unvoted shares will not affect approval or rejection of a proposal. If you do vote, the persons named as proxies will vote your shares according to your instructions. In the absence of voting instructions on a properly executed proxy, however, the persons named as proxies will vote your shares according to the voting recommendations of the board of directors.
•Beneficial Owner. If you do not vote, your bank or broker may represent your shares at the meeting for purposes of obtaining a quorum. If you do not vote or do not give voting instructions to your bank or broker, under stock exchange rules, it will be entitled to vote your shares in its discretion with respect to “routine” matters but will not be permitted to vote your shares with respect to “non-routine” matters. In the case of a non-routine matter, your shares will be considered “broker non-votes” on that proposal. If you do vote, your bank or broker will vote your shares according to your instructions.

Proposal No. 2 for the ratification of the appointment of the independent registered public accounting firm is considered a routine matter.

12.What constitutes a quorum in order to hold and transact business at the Annual Meeting?
The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. Unless a quorum is present at the Annual Meeting, no action may be taken at the meeting except the adjournment thereof until a later time.

13.What is the voting requirement to approve each of the proposals?
Assuming a quorum is present at the Annual Meeting:
•Proposal No. 1 - Election of Directors. Directors nominated pursuant to Proposal No. 1 must receive a plurality of the votes properly cast on the election of directors, meaning that the director nominees receiving the most votes will be elected. Withheld votes will have no effect on the election of directors.
•Proposal No. 2 - Ratification of the Appointment of the Independent Registered Public Accounting Firm. Ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires an affirmative vote of a majority of votes properly cast. Abstentions are not treated as cast either for or against a matter and, therefore, will not affect the outcome of the vote.

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14.Can I revoke my proxy or change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by: (1) voting again via the Internet prior to or during the Annual Meeting; (2) delivering another valid proxy bearing a later date; or (3) timely delivering a written revocation to the attention of our Corporate Secretary at MeridianLink, Inc., 3560 Hyland Avenue, Suite 200, Costa Mesa, California 92626. Only your latest dated proxy that we receive at or prior to the Annual Meeting will be counted. Virtually attending the Annual Meeting will not automatically revoke your proxy unless you vote again.

15.Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within MeridianLink or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to assert claims for or defend claims against us; (3) to allow for the tabulation of votes and certification of the vote; and (4) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to management.

16.Who will count the votes?
Broadridge will conduct the tabulation. Votes will be counted and certified by the inspector of election.

17.How are the proxies solicited?
We bear all expenses incurred in connection with the solicitations of proxies. We use Broadridge to assist in the distribution of proxy materials to our stockholders as well as reimburse brokers, fiduciaries, custodians, and other similar institutions for their costs in forwarding proxy materials to our beneficial owners. Our directors, officers, and employees, without additional compensation, may solicit proxies on our behalf in person or by mail, telephone, electronically, or other appropriate means of communication.

18.Where can I find the voting results of the Annual Meeting?
We expect to announce preliminary voting results at the Annual Meeting. We will also report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Other Matters:
The board of directors knows of no matters, other than the proposals identified in this proxy statement and accompanying Notice of Annual Meeting, which may properly come before the Annual Meeting. If any other matter, however, properly comes before the Annual Meeting for action, it is intended that the persons named as proxies will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

2023 Stockholder Proposals and Director Nominees:
Stockholder Proposals for Inclusion in the Proxy Statement for the 2023 Annual Meeting
If a stockholder wishes to present a proposal for inclusion in our proxy statement with respect to and for consideration at the 2023 Annual Meeting of Stockholders, we must receive the proposal in writing on or before the close of business on December 28, 2022 and the proposal must otherwise comply with Rule 14a-8 under the Exchange Act and with the SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Other Proposals or Director Nominations for Presentation at the 2023 Annual Meeting
Under our bylaws, if a stockholder wishes to present other business or nominate a director candidate for consideration at the 2023 Annual Meeting of Stockholders, which shall not be included in our proxy statement, we must receive proper written notice of any such business or nomination no earlier than the close of business on February 9, 2023 and no later than the close of business on March 11, 2023 and must otherwise comply with the requirements of our bylaws.

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If, however, the 2023 Annual Meeting of Stockholders is not within 30 days before or 60 days after the anniversary of this year’s Annual Meeting, or if no annual meeting were held in the preceding year, we must receive such notice no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in the bylaws.

All notices of proposals or nominations, as applicable, must be addressed to the attention of our Corporate Secretary at MeridianLink, Inc., 3560 Hyland Avenue, Suite 200, Costa Mesa, California 92626 and with a copy via email to InvestorRelations@meridianlink.com.

To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than MeridianLink’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2023.

MeridianLink Documents
Our website contains our corporate governance guidelines, committee charters, and code of business conduct and ethics found in the “Governance” section of our investor relations website at ir.meridianlink.com. Copies of these documents, as well as a copy of our bylaws, are also available upon written request directed to the Corporate Secretary at MeridianLink, Inc., 3560 Hyland Avenue, Suite 200, Costa Mesa, California 92626 or by email to InvestorRelations@meridianlink.com.

Incorporation By Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of MeridianLink with the SEC, the section herein titled “Audit Committee Report,” to the extent permitted by the rules of the SEC, shall not be deemed to be so incorporated nor shall such information be deemed “filed,” unless specifically stated otherwise in such filing.

Links to websites included in this proxy statement are provided solely for convenience purposes. Content on the websites named, hyperlinked, or otherwise referenced herein is not, and shall not be deemed to be, incorporated by reference into this proxy statement or in any other report or document we file with the SEC.

This proxy statement contains information that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, these statements can be identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions, although not all forward-looking statements contain these identifying words. Further, statements describing our plans, intentions, or goals, including corporate governance and compensation strategies, are also forward-looking statements. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and our other SEC filings. Any forward-looking statement contained herein is based on reasonable assumptions as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation, other than as required by applicable law, to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
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MeridianLink, Inc.
Costa Mesa, CA

meridianlink

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MLNK2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D82839-P73148

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERIDIANLINK, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors:

Nominees	For	Against	Abstain
1a. Timothy Nguyen	☐	☐	☐
1b. A.J. Rohde	☐	☐	☐
1c. Nicolaas Vlok	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

	For	Against	Abstain
2. Ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D82840-P73148

MERIDIANLINK, INC.
Annual Meeting of Stockholders
June 9, 2022 10:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Nicolaas Vlok and Alan Arnold, and each of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of MeridianLink, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 AM Pacific Time on June 9, 2022 at www.virtualshareholdermeeting.com/MLNK2022, and any adjournment or postponement thereof. The undersigned hereby revoke(s) any proxies heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are each authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve and (ii) upon other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side